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                                                                  Exhibit 10.1


                       CANCER MULTIDRUG RESISTANCE PROGRAM

                                LICENSE AGREEMENT



                                     between

                       VERTEX PHARMACEUTICALS INCORPORATED

                                       and

                       BIOCHEM PHARMA (INTERNATIONAL) INC.




                                  MAY 9, 1996

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                                LICENSE AGREEMENT

         This Agreement is made and entered into as of May 9th, 1996 between Vertex Pharmaceuticals Incorporated (hereinafter "VERTEX"), a Massachusetts corporation with principal offices at 130 Waverly Street, Cambridge, MA 02139-4211, USA, and BioChem Pharma (International) Inc. (hereinafter "BIOCHEM"), a Canadian corporation with its registered office located at Commerce Court West, Suite 5300, Toronto, Ontario, M5L 2B9, CANADA.

                                  INTRODUCTION

         WHEREAS, VERTEX has designed a certain chemical compound ("VX-710") which appears to inhibit cancer-related multidrug resistance, and which BIOCHEM wishes to license, develop and commercialize as a pharmaceutical product;

         WHEREAS, BIOCHEM wishes to obtain, and VERTEX is willing, and has the unrestricted right, to grant to BIOCHEM in accordance with the terms and conditions set forth herein, the right to license, develop and commercialize in the Territory products incorporating VX-710.

         NOW THEREFORE, in consideration of the foregoing premises, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 "Affiliate" shall mean at any time, any person or legal entity, then directly or indirectly controlled by, controlling or under common control with the party with respect to which this term is associated, and shall include, without limitation, any person or legal entity which owns, either of record or beneficially, more than fifty (50%) percent of the voting stock of any party hereto, or more than fifty (50%) percent of the voting stock of which is owned by any party hereto. The term "control" as referenced in the preceding sentence shall include the power to direct decisions of another person or legal entity, including the power to direct the management and policies of another person or legal entity, whether by reason of ownership or contract.

         1.2 "CANCER MDR" shall mean cancer-related multidrug resistance associated with (i) the expression of multidrug resistance 1 gene (MDR1), (ii) its product P-glycoprotein (P-gp), (iii) multidrug resistance associated protein
(MRP) or (iv) other proteins associated with MDR in cancer patients.

         1.3   "Compounds" shall mean small molecule inhibitors of CANCER MDR.


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         1.4 "Development Plan" shall mean the detailed written plan which expands upon the Summary Development Plan and outlines the development strategy for Licensed Products in the Territory as prepared by the Development Subcommittee in accordance with Section 3.4 of this Agreement.

         1.5 "Development Program" shall mean activities associated with development of Licensed Products for sale in the Territory, including but not limited to (a) preclinical studies of VX-710, to the extent necessary for regulatory approval of VX-710 in the Territory; (b) formulation of Licensed Products for use in clinical trials, to the extent a formulation other than VERTEX's standard formulation is required by BIOCHEM; (c) planning, implementation, evaluation and administration of human clinical trials in the Territory; and (d) preparation and submission of applications for regulatory approval.

         1.6 "Due Diligence" shall mean all reasonable efforts consistent with prudent business judgment.

         1.7 "Effective Date" shall mean the effective date of this Agreement as set forth on the first page hereof.

         1.8   "Field" shall mean the use of Licensed Products in humans.

         1.9 "First Commercial Sale" shall mean the first sale of a Licensed Product by BIOCHEM, or an Affiliate or sublicensee of BIOCHEM, in the Territory to a third party following issuance of an NOC (or any successor regulatory approval mechanism) with respect to the Licensed Product in the Territory.

         1.10 "HPB" shall mean the Health Protection Branch, Health Canada, and any successor or replacement entity thereof.

         1.11 "Licensed Patent" shall mean any claim in the Field to VX-710 contained in any VERTEX Patent.

         1.12 "Licensed Product" shall mean VX-710, or a pharmaceutical product containing VX-710.

         1.13 "NOC" shall mean a Notice of Compliance issued by HPB (or any successor regulatory approval mechanism), signifying regulatory approval of a Licensed Product for which an NDS has been filed.

         1.14 "NDA" shall mean a New Drug Application (or any successor regulatory approval mechanism) filed by or on behalf of VERTEX with the United States Food and Drug Administration for the Licensed Product.

         1.15 "NDS" shall mean a New Drug Submission (or any successor regulatory approval mechanism) filed by or on behalf of BIOCHEM with HPB for a License Product.

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         1.16 "Phase II Initiation Date" shall mean the commencement date of the initial well-controlled clinical trial (a "Phase II Clinical Trial") of a Licensed Product sponsored by BIOCHEM, its Affiliates or its sublicensees. For purposes of the preceding sentence, a Phase II Clinical Trial shall be deemed to have commenced when a Licensed Product is first administered to any patient enrolled in a clinical trial conducted by or on behalf of BIOCHEM in the Territory.

         1.17 "Phase III Initiation Date" shall mean the commencement date of a human clinical trial intended to generate data concerning the safety and efficacy of a Licensed Product sufficient to support an NDS of the Licensed Product in the Territory. The date of initiation of this trial shall be the date upon which a Licensed Product is first administered to any patient enrolled in that trial.

         1.18 "Summary Development Plan" shall mean the plan prepared by BIOCHEM, approved by VERTEX and attached hereto as Exhibit A, which sets forth in summary form the design of BIOCHEM's planned clinical studies and its strategy for obtaining regulatory approval for the sale of Licensed Products in the Territory.

         1.19 "Supply Agreement" shall mean that certain Supply Agreement of even date herewith by and between VERTEX and BIOCHEM, attached as Exhibit B hereto.

         1.20 "Territory" shall mean Canada and all of its territories, provinces and possessions as the same exist as of the Effective Date, and any political entities that are derived therefrom.

         1.21 "Valid Claim" means a claim of an issued and unexpired Licensed Patent.

         1.22 "VX-710" shall mean C34H41N3O7x2(C6H8O7), the Compound described in the VERTEX Patents that VERTEX is currently developing for the prevention and treatment of CANCER MDR, and all Improvements thereto (as defined in Section 3.6
(c)(i) hereof).

         1.23 "VERTEX Patents" shall mean any existing or later-filed patents or patent applications filed by or on behalf of VERTEX or any of its Affiliates in the Territory containing claims describing VX-710 or a Licensed Product, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, confirmations, supplementary protection certificates, registrations, revalidations, reissues or additions of or to any of the aforesaid patent and patent applications. A list of VERTEX Patents as of the Effective Date is included on Schedule 1.23 hereto. VERTEX will keep BIOCHEM informed of additions and amendments thereto.

         1.24 "VERTEX Technical Information" shall mean all know-how and proprietary information of VERTEX, its Affiliates and, to the extent permissible, its licensees (other than BIOCHEM) relating to the development or use of a Licensed Product, including but not limited to processes, techniques, methods, products, materials, and


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compositions, and including any know-how or proprietary information lawfully obtained from a third party without restriction on disclosure to BIOCHEM.

         1.25 "BIOCHEM Technical Information" shall mean all know-how and proprietary information of BIOCHEM, its Affiliates and its sublicensees relating to the development or use of a Licensed Product, including but not limited to processes, techniques, methods, products, materials, and compositions and including any know-how or proprietary information lawfully obtained from a third party without restriction on disclosure to VERTEX.

         1.26 "Worldwide VX-710 Program" shall mean VERTEX's overall development, manufacturing, marketing and commercialization program for VX-710 and products incorporating VX-710 throughout the world as such program may be revised and amended from time to time (any such revisions and amendments to be provided to BIOCHEM as soon as practicable).

                                   ARTICLE II

                                     LICENSE

         2.1 GRANT TO BIOCHEM. VERTEX hereby grants to BIOCHEM the sole and exclusive right in the Territory under the Licensed Patents, even as to VERTEX, to seek regulatory approval from HPB for, and to develop, formulate, market and sell Licensed Products in the Field, and to use VERTEX Technical Information in connection therewith. The above-referenced license to develop, formulate, market and sell Licensed Products shall not extend to manufacture or sale of VX-710 in an unformulated, bulk form, except for sales to a sublicensee of BIOCHEM permitted under this Agreement for resale as Licensed Products. BIOCHEM shall have the right to grant sublicenses under the Licensed Patents on terms consistent with this Agreement, provided that BIOCHEM shall forthwith notify VERTEX of the grant of any such sublicense, together with the name and address of any such sublicensee, shall provide VERTEX with a summary of the principal terms, with financial terms redacted, of any such sublicense, shall promptly take all reasonable steps in the event of the breach of any such sublicense by the sublicensee to enforce the same, and in the event of a breach of any such sublicense shall, if so requested by VERTEX, terminate that sublicense in accordance with the procedures prescribed therein. BIOCHEM shall not permit any third party (including BIOCHEM subcontractors or sublicensees) to use VERTEX Technical Information without provisions safeguarding confidentiality equivalent to those provided in this Agreement. Promptly following the execution of this Agreement, and continuously during the term hereof, VERTEX shall, with Due Diligence, furnish VERTEX Technical Information and information concerning VERTEX Patents to BIOCHEM as such information becomes available.

         2.2   DUE DILIGENCE.

               (a) BIOCHEM shall promptly commence the Development Program in the Territory with respect to VX-710 and shall use Due Diligence to effect introduction of Licensed Products into the commercial market in the Territory as soon as practicable following receipt of an NOC for such Licensed Product, consistent with the reasonable requirements of the Development Program. Following First Commercial Sale of a Licensed Product and until


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the expiration of the license granted with respect to such Licensed Product,
BIOCHEM shall endeavor to keep Licensed Products reasonably available to the public in the Territory.

               (b) Subject to the arbitration provisions of Section 11.2 hereof, VERTEX shall have the right to terminate BIOCHEM's rights under this License Agreement upon forty-five (45) days' written notice to BIOCHEM (which notice VERTEX will provide to the members of the Management Committee for review and comments at least fifteen (15) days prior to delivery to BIOCHEM), if BIOCHEM or an Affiliate is not demonstrably and with Due Diligence engaged in development or marketing programs, as appropriate, directed toward placing Licensed Products into commercial use in the Territory, or, following product introduction in the Territory, BIOCHEM or its Affiliate is not keeping Licensed Products reasonably available to the public therein. In making this determination there shall be taken into account the normal course of such programs conducted in accordance with sound and reasonable business practices and judgment. VERTEX shall also have the right to terminate BIOCHEM's license hereunder in the Territory at any time upon sixty (60) days' written notice to BIOCHEM if, within three (3) months from the date of issuance of an NOC for the initial sale of Licensed Products in the Territory, neither BIOCHEM nor its Affiliates have put Licensed Products into commercial use in the Territory; provided that the three (3) month period referenced above shall be extended by the length of any period during which VERTEX shall have failed to provide supplies of VX-710, as provided for in the Supply Agreement, sufficient for commercial launch of Licensed Products in the Territory.

               (c) VERTEX shall use Due Diligence in conducting development of VX-710 in the United States, and shall undertake with Due Diligence to provide BIOCHEM with the overall development and commercialization plan for VX-710 reflected in its Worldwide VX-710 Program, as such Program may be revised and amended from time to time.

                                  ARTICLE III

                                  DEVELOPMENT

         3.1 MANAGEMENT COMMITTEE. Upon the execution of this Agreement, VERTEX and BIOCHEM will establish a Management Committee which shall consist of four
(4) persons (or such other number as may be agreed by the Management Committee from time to time) as follows: two (2) persons shall be designated from time to time by VERTEX and two (2) persons shall be designated from time to time by BIOCHEM. The Management Committee may establish such sub-committees as it may deem appropriate in connection with development and commercialization of Licensed Products, including the Development Subcommittee referenced in Section
3.3 hereof, which will be established by the Management Committee upon the execution of this Agreement. The Management Committee shall meet formally at least once annually in person and at such other times by teleconference as the members of the Management Committee may agree. The first such meeting shall take place at VERTEX's principal offices in Massachusetts, the second at BIOCHEM's principal offices in Quebec and alternatively thereafter between each location or at such other location or locations as the Management Committee shall specify. The Management Committee shall have the following responsibilities:

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               (a) To oversee the general conduct and administration of this
Agreement; to review and, if necessary, revise the overall marketing and commercialization strategy for Licensed Products in the Territory; to coordinate development, marketing and commercialization activities in the Territory; to review the conduct of development, marketing and commercialization efforts for Licensed Products in the Territory;

               (b) To receive and review the business plan and budget referenced in Section 3.2 below in connection with the launch of Licensed Products;

               (c) To assist in coordinating the marketing and commercialization of Licensed Products in the Territory as set forth in the Worldwide VX-710 Program.

         In general, the parties expect that decisions made by the Management Committee will be by mutual agreement of the members. If disputes arise regarding matters properly before the Management Committee and the disputes cannot be resolved by the members of that Committee, the parties will attempt to resolve those disputes by direct discussions, in person if appropriate, between the Chief Executive Officers of VERTEX and BIOCHEM. The parties will resolve any disagreements with respect to overall marketing and commercialization strategy in a manner which is not inconsistent with VERTEX's overall worldwide strategy for marketing and commercialization of VX-710 as set forth in the Worldwide VX-710 Program. Failing agreement on matters requiring agreement, the parties will seek arbitration in accordance with Article XI hereof.

         3.2 MARKETING ACTIVITIES. BIOCHEM shall be responsible for the marketing, sale and distribution of Licensed Products in the Territory. BIOCHEM will attempt in good faith to coordinate its marketing efforts with any overall marketing plan for VX-710 which may be contemplated by VERTEX and its other licensees in accordance with the Worldwide VX-710 Program. As soon as practicable, but in any case at least six (6) months before the earliest projected date for initial commercial launch of a Licensed Product in the Territory, BIOCHEM will prepare and submit to the Management Committee for its review a business plan and budgets with respect to launch and subsequent commercial sale of the Licensed Product. The business plan and budgets will be periodically updated and distributed to the Management Committee to reflect materially changed circumstances as they occur. BIOCHEM and VERTEX will discuss the form and content of all marketing aids and support materials during their development, and BIOCHEM will use Due Diligence to provide final copies of all such marketing aids and support materials to VERTEX at least thirty (30) days prior to publication. BIOCHEM will attempt in good faith to ensure that all of its marketing aids and support materials are not inconsistent with the overall worldwide marketing plan for VX-710 as set forth in the Worldwide VX-710 Program.

         3.3 DEVELOPMENT SUBCOMMITTEE. Upon the execution of this Agreement, VERTEX and BIOCHEM will establish a Development Subcommittee of the Management Committee which shall consist of six (6) persons (or such

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other number as may be agreed by the Development Subcommittee from time to time)
as follows: three (3) persons shall be designated from time to time by VERTEX and three (3) persons shall be designated from time to time by BIOCHEM. The Development Subcommittee may establish such sub-committees as it may deem appropriate in connection with development activities with respect to Licensed Products. The Development Subcommittee shall prepare the Development Plan (defined in Section 3.4 below) and shall meet formally on a quarterly basis, twice annually at VERTEX's principal offices in Massachusetts and twice annually at BIOCHEM's principal offices in Quebec or with such other frequency, and at such time and location, as may be established by the Development Subcommittee, for the following purposes:

               (a) To determine, review and, if necessary, revise the overall development strategy for Licensed Products in the Territory, as set forth in the Development Plan; to oversee and coordinate development activities; to assist with the implementation and fulfillment of the Supply Agreement and in resolving any issues which arise thereunder; and to review the conduct of development efforts for Licensed Products in the Territory;

               (b) To receive and review reports by VERTEX and BIOCHEM, which shall be prepared by each party and submitted to the other party and to the Development Subcommittee on a quarterly basis within thirty (30) days after the end of the quarter, setting forth in reasonable detail, with supporting data, the results of work performed during the preceding calendar quarter under the Development Program by the party submitting the report, including any planned or filed patent applications covering Licensed Products; and

               (c) To assist in coordinating scientific interactions and resolving issues between VERTEX and BIOCHEM during the course of the Development Program.

         In general, the parties expect that decisions made by the Development Subcommittee will be by mutual agreement of the members. If disputes arise which cannot be resolved by the members, the parties will attempt to resolve those disputes by direct discussions, in person if appropriate, between the Chief Executive Officers of VERTEX and BIOCHEM. Any disagreements which are not so resolved with respect to overall development strategy and the coordination and conduct of development activities will be determined by VERTEX, acting reasonably and in good faith. Failing agreement on other matters requiring agreement, the parties will seek arbitration in accordance with Article XI hereof.

         3.4 DEVELOPMENT PLAN. Development of Licensed Products shall proceed substantially in accordance with the Summary Development Plan (the "Summary Development Plan") attached to this Agreement as Exhibit A, as the Summary Development Plan may be subsequently modified by the Development Plan referenced below, and as either may be subsequently modified by the Development Subcommittee. Within one (1) month of the execution of this Agreement, the Development Subcommittee shall prepare and distribute to the Chief Executive Officers of VERTEX and BIOCHEM a fully detailed plan for the Development Program (the "Development Plan"), setting forth in full the


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development strategies and planned activities of the parties in connection with the development of Licensed Products in the Territory. The Development Plan shall include, but shall not be limited to, projections of required supplies of VX-710 for clinical trials in the Territory. The Development Plan will be designed to effect introduction of Licensed Product into formal clinical trials in the Territory as soon as reasonably practicable, consistent with the overall development plan for VX-710 previously adopted by VERTEX for development outside the Territory as set forth in the Worldwide VX-710 Program. BIOCHEM's development strategies and activities shall be coordinated and consistent with VERTEX's worldwide development strategy for VX-710.

         3.5 DEVELOPMENT COSTS. VERTEX is currently conducting a preclinical and clinical trial program outside the Territory with VX-710, which is intended to generate preclinical and clinical data to support registration of VX-710 and products incorporating VX-710 outside the Territory in the Worldwide VX-710 Program. VERTEX will provide BIOCHEM with all data and results at its disposal from the Worldwide VX-710 Program in the Field, and will provide BIOCHEM with access to all of its regulatory filings at its disposal, and copies of any such regulatory filings upon request, including its NDA and any other submissions made in countries outside the United States and the Territory. VERTEX will use reasonable efforts to obtain unrestricted access to any such data, results and filings which are under the control of third party partners or collaborators of VERTEX. At the request of BIOCHEM, VERTEX shall provide, or shall cause its licensees other than BIOCHEM to provide, to HPB a letter authorizing cross-reference to such regulatory filings for the purpose of supporting regulatory filings in the Territory with respect to Licensed Products. BIOCHEM will bear the cost of and be responsible for conducting the Development Program in the Territory, including, without limitation, completing any preclinical and clinical studies which are not part of the Worldwide VX-710 Program but which are necessary or advisable in order to obtain regulatory approval of Licensed Products in the Territory. If VERTEX should request BIOCHEM to conduct development activities which are not required for regulatory approval for the marketing of Licensed Products in the Territory, VERTEX shall bear the cost of such activities.

               BIOCHEM will also reimburse VERTEX for the cost of any specific development activities undertaken by VERTEX after the Effective Date, with the written approval (whether prior to or after the conduct of the activity) of BIOCHEM, which are designed to produce information for use in an NDS for a Licensed Product in the Territory and which are not part of the Worldwide VX-710 Program.


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         3.6   INFORMATION SHARING.

               (a) Preclinical and Clinical Data. Each party will provide the other on a timely basis with any and all preclinical and clinical data (including both raw data and analyzed data generated in the course of clinical trials) generated by it, its Affiliates, or its licensees or sublicensees, to the extent permissible, as part of the development of Licensed Products. Subject to Article VII of this Agreement, BIOCHEM, its Affiliates and sublicensees shall be free to use any such information for the purpose of developing, marketing and selling Licensed Products within the Territory, and subject to Article VII of this Agreement, VERTEX, its Affiliates and licensees shall be free to use any such information for similar purposes outside the Territory. VERTEX and BIOCHEM will use reasonable efforts to coordinate and facilitate the sharing of development information among BIOCHEM, its sublicensees, and VERTEX's third party licensees.

               (b) Access to Regulatory Filings. Each party will provide the other, without charge, with access to all of its regulatory filings, and one copy of any such regulatory filings upon request, as may be necessary to support comparable filings by such other party (and its Affiliates, licensees or sublicensees) with regulatory authorities in other jurisdictions. In that connection, each party may cross-reference the regulatory filings of the other party.

               (c) Improvements and Inventions. Each party shall keep the other party fully advised of:

                    (i) any improvements relating to Licensed Products or methods of making Licensed Products, made by or on behalf of the advising party or its Affiliates or sublicensees during the term of this Agreement ("Improvements");

                    (ii) any other inventions relating to Licensed Products or methods of making Licensed Products made jointly with the other party or its employees or Affiliates during the term of this Agreement ("Joint Inventions").

         3.7 ASSIGNMENT OF RIGHTS TO IMPROVEMENTS AND INVENTIONS. Upon written notice by VERTEX to BIOCHEM delivered at any time during the term of this Agreement (including the period ending one (1) year after the termination hereof), BIOCHEM will forthwith assign to VERTEX on a worldwide, royalty-free basis, all of its right, title and interest in and to any Improvements and Joint Inventions, and rights to such Improvements and Joint Inventions shall thereupon be licensed by VERTEX to BIOCHEM in the Territory pursuant to the terms and conditions of this Agreement at no additional cost.

         3.8 CO-LABELING AND TRADEMARK. All labels, packaging and packaging inserts and sales literature relative to Licensed Products sold in the Territory shall reference the name "Vertex Pharmaceuticals Incorporated" with prominence equal to that of BIOCHEM's name (or that of its sublicensee) to the extent permissible by law. To the extent possible, VERTEX shall apply in the Territory for, and BIOCHEM will use on all Licensed Products marketed in the Territory, trademarks substantially identical to those used on similar products incorporating VX-710 being marketed in the United States (except that in the event of a third party action alleging trademark infringement BIOCHEM may, at


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its option, adopt another trademark, the ownership of which will be assigned to
VERTEX). BIOCHEM shall be consulted with respect to VERTEX's choice of trademark counsel for the Territory and shall also be consulted with respect to and kept continuously informed of all matters relating to the preparation, filing, prosecution and maintenance of trademarks for Licensed Products in the Territory. VERTEX shall afford due consideration to BIOCHEM's comments and concerns with respect to trademark matters in the Territory, provided that VERTEX shall have the ultimate authority and responsibility for decisions relating to such trademark matters. BIOCHEM shall reimburse VERTEX for all reasonable expenses, in connection with the preparation, filing, prosecution and maintenance of trademarks for the Licensed Products in the Territory; provided that the parties will discuss sharing of costs in connection with the defense of any third party trademark infringement actions.

         3.9 RIGHT OF FIRST NEGOTIATION. If, during the term of this Agreement, VERTEX shall propose to license development or marketing rights in the Territory with respect to any Compound other than VX-710, for use in the Field, VERTEX will discuss potential licensing arrangements with BIOCHEM before entering into a license with any other party. VERTEX will provide BIOCHEM with a reasonable opportunity to discuss the terms upon which BIOCHEM might acquire rights to develop, market and sell any such Compound in the Territory on terms consistent with the terms in this Agreement. VERTEX shall nonetheless be free to negotiate and enter transactions with respect to such Compound with another party or parties; provided, however, that the financial terms of any such agreement shall not be materially more favorable, taken as a whole, than the terms proposed to BIOCHEM for the same activities. If VERTEX itself chooses (either directly or through an Affiliate) to market a Compound other than a Licensed Product in the Territory, VERTEX will offer Co-promotion Rights for that Compound to BIOCHEM in the Territory. "Co-promotion Rights" shall mean the right for BIOCHEM to market and detail, through its own sales force, Licensed Product(s) in the Territory, under the trademark and trade dress of VERTEX, and with VERTEX assuming leadership for organizing all key steps regarding exploiting, processing, registering and distributing the Licensed Products. "Market and detail" as used above shall mean personal visits by professional sales representatives to health care practitioners, health care institutions and/or appropriate outlets and their agents or employees and the use of selling aids and/or similar forms of activity consistent with the terms of this Agreement, designed to increase sales and/or use of the Licensed Product.

                                   ARTICLE IV

                                     SUPPLY

         4.1 CLINICAL TRIALS. VERTEX will supply VX-710 in Bulk Active Form, or in VERTEX's Standard Finished Form (both as defined in the Supply Agreement) whichever shall de deemed by the parties to be most appropriate, in amounts necessary to meet BIOCHEM's requirements for clinical trial material ("CTM") for the conduct of its development activities hereunder as set forth in the Supply Agreement.

         4.2 COMMERCIAL SUPPLY. VERTEX will supply and BIOCHEM will purchase exclusively from VERTEX all of BIOCHEM's commercial requirements for VX-710 upon the terms and conditions set forth in the Supply Agreement.


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                                    ARTICLE V

                                    REPORTING

         5.1 DEVELOPMENT REPORTS. BIOCHEM shall prepare and submit to VERTEX, on a quarterly basis or as otherwise approved by the Development Subcommittee, reports which set forth in reasonable detail the progress of the Development Program and the results of work performed thereunder during the preceding quarter. VERTEX shall also report to BIOCHEM on a quarterly basis the results of any development work which it or its third party licensees may have undertaken during the preceding quarter outside the Territory with respect to Licensed Products.

         5.2   EXCHANGE OF INFORMATION.

               (a) General. VERTEX and BIOCHEM will promptly and freely share technical and regulatory filing information useful in connection with the development of Licensed Products in the Field, including VERTEX Technical Information and BIOCHEM Technical Information, which is not subject to restrictions imposed by a third party on disclosure to or use by the other party. Each party will inform the other prior to entering any agreement with a third party which such party might reasonably expect to involve the imposition of any such restriction. BIOCHEM will permit VERTEX to review the ongoing activities which it is conducting under the Development Program and to discuss that information with its officers, all at such reasonable times and as often as may be reasonably requested.

               (b) Notice of Pharmaceutical Side-Effects. The parties shall, during the term of this Agreement, keep each other promptly and fully informed of all of their pharmacological, toxicological and clinical trials, investigations and findings relating to Licensed Products. Each of the parties will notify appropriate authorities in accordance with applicable law, and the other party, promptly after receipt of information with respect to any serious adverse reaction, as defined by the World Health Organization, directly or indirectly attributable to the use or application of Licensed Products. In the event of any such adverse reaction in the Territory, the parties shall meet as soon as possible to define, according to local regulations, appropriate procedures and actions to address the situation. Each party also shall forward regularly to the other information on adverse reactions or any difficulty associated with the clinical use, study, investigation, testing and prescription of Licensed Products.

                                   ARTICLE VI

                                    PAYMENTS

         6.1 DEVELOPMENT PAYMENTS. BIOCHEM will make the following milestone payments (in United States dollars) to VERTEX upon the achievement of any of the following milestones with respect to Licensed Products.


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                           CONFIDENTIAL - May 9, 1996

                       [CONFIDENTIAL INFORMATION OMITTED]



Payment upon the first milestone shall be made upon the Execution of the License Agreement. All subsequent milestone payments shall be made on or before the fifteenth (15) day following the occurrence of an event giving rise to a payment obligation hereunder.
                       [CONFIDENTIAL INFORMATION OMITTED]

               Any milestone payment not already made will become due upon the occurrence of a subsequent milestone event. All payments shall be made by check or wire transfer in United States dollars to the credit of such bank account as may be designated by VERTEX in writing to BIOCHEM. Any payment which falls due on a date which is a legal holiday in the Commonwealth of Massachusetts or in the Territory may be made on the next succeeding day which is not a legal holiday in the Commonwealth or in the Territory. All payments specified above are net of any and all taxes, charges, duties and assessments, including but not limited to any and all income tax withholding requirements.

         6.2 PAYMENT DELAY. In case of any delay in payment by BIOCHEM to VERTEX not occasioned by force majeure, interest at the rate of one (1%) percent per month, assessed from the thirty-first day after the due date of the payment, shall be due by BIOCHEM without any special notice.

                                   ARTICLE VII

                                 CONFIDENTIALITY

         7.1 UNDERTAKING. During the term of this Agreement, each party shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, owned, developed or possessed by the other party, whether in tangible or intangible form, the confidentiality of which such other party takes reasonable measures to protect, including but not limited to VERTEX Technical Information and BIOCHEM Technical Information. Each party shall take any and all lawful measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized persons or entities from obtaining or using such information. Each party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such information. Each party may disclose such information to its officers, employees and agents, to authorized licensees and sublicensees, and to subcontractors in connection with the development or manufacture of Licensed


                           License Agreement - Page 12
                           CONFIDENTIAL - May 9, 1996

Products, to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be; provided, that such officers, employees, agents, licensees, sublicensees and subcontractors have entered into appropriate confidentiality agreements for secrecy and non-use of such information which by their terms shall be enforceable by injunctive relief at the instance of the disclosing party. Each party shall be liable for any unauthorized use and disclosure of such information by its officers, employees and agents and any such sublicensees and subcontractors.

         7.2 EXCEPTIONS. Notwithstanding the foregoing, the provisions of
Section 7.1 hereof shall not apply to knowledge, information, documents or materials which the receiving party can conclusively establish: (i) have entered the public domain without such party's breach of any obligation owed to the disclosing party; (ii) have become known to the receiving party or its Affiliates prior to the disclosing party's disclosure of such information to such receiving party; (iii) are permitted to be disclosed by the prior written consent of the disclosing party or its Affiliates; (iv) have become known to the receiving party or its Affiliates from a source other than the disclosing party or its Affiliates other than by breach of an obligation of confidentiality owed to the disclosing party or its Affiliates; (v) are disclosed by the disclosing party or its Affiliates to a third party without restrictions on its disclosure;
(vi) are independently developed by the receiving party or its Affiliates without breach of this Agreement; or (vii) are required to be disclosed by the receiving party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

         7.3 PUBLICITY. The timing and content of any press releases or other public communications relating to this Agreement and the transactions contemplated herein will, except as otherwise required by law, be determined jointly by BIOCHEM and VERTEX. Neither party hereto nor its representatives or employees shall make any public disclosure, whether to the press, stockholders or otherwise, revealing the material non-public terms of this Agreement or of any amendment hereto without the prior written approval of the other, provided however, that nothing shall prevent either party hereto from making such disclosures or statements which in the opinion of counsel are legally required or may be required in the opinion of such party's certified public accountant to conform to generally accepted accounting principles. In the event any such disclosure or statement is required, the disclosing party will endeavor to give prior written notice to the other party, wherever practicable, of the proposed disclosure or statement and the reason therefor.

         7.4 SURVIVAL. The provisions of this Article VII shall survive the termination of this Agreement. The obligations of confidentiality, non-disclosure and non-use set forth in this Article VII shall survive the termination of this Agreement and shall continue in effect until the relevant information falls within any of the exceptions provided for in Section 7.2 above.


                           License Agreement - Page 13
                           CONFIDENTIAL - May 9, 1996

                                  ARTICLE VIII

                                   PUBLICATION

         8.1 BIOCHEM shall have the initial right to publish or publicly present the results of the Development Program. BIOCHEM will submit a draft of any proposed manuscript or speech regarding VX-710 or a Licensed Product to VERTEX for comment at least thirty (30) days prior to submission for publication or oral presentation. VERTEX shall notify BIOCHEM in writing within fifteen (15) days of receipt of such draft whether such draft contains information which VERTEX considers to be confidential under the provisions of Article VII hereof. In any such notification, VERTEX shall indicate with specificity its suggestions regarding the manner and degree of disclosing such information. BIOCHEM shall have the final authority to determine the scope and content of any BIOCHEM publication, provided that such authority shall be exercised with reasonable regard for the interests of VERTEX and in a manner consistent with BIOCHEM's obligations under Article VII. VERTEX will provide BIOCHEM with prior notice (at least thirty (30) days, to the extent practicable) of its participation in any major international conference relative to, and a pre-publication copy of any manuscript with respect to, VX-710.

                                   ARTICLE IX

                                     PATENTS

         9.1 PREPARATION. VERTEX shall be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents in the Territory included in the VERTEX Patents, provided that BIOCHEM shall be consulted with respect to VERTEX's choice of patent counsel for the Territory and shall also be consulted with respect to and kept continuously informed of all matters relating to the preparation, filing, prosecution and maintenance of VERTEX Patents in the Territory. VERTEX shall afford due consideration to BIOCHEM's comments and concerns with respect to matters relating to VERTEX Patents in the Territory, provided that VERTEX shall have the ultimate authority and responsibility for decisions relating to such matters. Each party shall provide to the other prompt notice as to all matters which may come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. BIOCHEM acknowledges the importance of maintaining the confidentiality of any inventions or other information relating to potential patent claims prior to the filing of patent applications with respect thereto and will cooperate fully with VERTEX with respect to such matters. If VERTEX fails to take with Due Diligence any action reasonably necessary to prepare, file, prosecute or maintain patents and patent applications included in the VERTEX Patents in the Territory, BIOCHEM may take such action at its own expense on behalf of VERTEX after first providing VERTEX with thirty (30) days written notice of its intention to do so.

         9.2 COST REIMBURSEMENT. BIOCHEM shall reimburse VERTEX for all reasonable out-of-pocket expenses VERTEX has incurred, or may incur in the future, for all reasonable activities undertaken in connection with the preparation, filing, prosecution and maintenance of Licensed Patents in the Territory. The treatment of any extraordinary expenses will be discussed between the parties. VERTEX shall invoice BIOCHEM on a monthly basis for any such expenses and shall include with each invoice a copy of the invoice received from the patent counsel or


                           License Agreement - Page 14
                           CONFIDENTIAL - May 9, 1996
foreign patent agent (which shall contain a reasonable amount of detail with respect to time and disbursements), and any other invoices or statements, to which the expenses contained on the VERTEX invoice shall relate. If BIOCHEM shall fail to reimburse or obtain reimbursement for VERTEX with respect to a patent application or patent within sixty (60) days after delivery by VERTEX of an invoice with respect thereto as referenced above, VERTEX may terminate BIOCHEM's rights hereunder with respect to that patent or patent application upon thirty (30) days' written notice thereof to BIOCHEM, unless BIOCHEM during such thirty (30) day period shall have submitted the invoiced payment to VERTEX pursuant hereto.

                                   ARTICLE X

                                  INFRINGEMENT

         10.1 INFRINGEMENT. Each party shall notify the other promptly of any possible infringements, unauthorized possession, knowledge or use of the intellectual property embodied in any of the Licensed Patents by others in the Territory, of which such party becomes aware, and shall promptly furnish the other party with full details of such infringements, unauthorized possession, knowledge or use. VERTEX shall have the first right, but not the obligation, at its expense, to bring any legal action on account of any such infringements, unauthorized possessions, knowledge or use, and BIOCHEM shall cooperate with VERTEX, as VERTEX may reasonably request, in connection with any such action. In the event that VERTEX decides to bring suit, VERTEX shall give prompt written notice to BIOCHEM of that fact, and BIOCHEM shall take all reasonable steps to assist VERTEX in such suit.



                       [CONFIDENTIAL INFORMATION OMITTED]


                           License Agreement - Page 15
                            CONFIDENTIAL - May 9, 1996

                       [CONFIDENTIAL INFORMATION OMITTED]

         If, within sixty (60) days after receipt by VERTEX of a written request from BIOCHEM that VERTEX bring an action, VERTEX does not do so, BIOCHEM shall have the right[, but not the obligation] at its expense and in its own name or in the name of VERTEX, if required by law, to do so on its own behalf and on behalf of VERTEX, and VERTEX shall cooperate with BIOCHEM, as BIOCHEM may reasonably request, in connection with such action. No such legal action may be settled by one party without the other's prior written consent, which consent shall not be unreasonably withheld. In such event, BIOCHEM shall be entitled to all amounts recovered in such suit.

         10.2 THIRD PARTY PATENT RIGHTS. To each party's knowledge, the exercise of the rights granted herein will not result in the infringement of valid patents of third parties. Neither party gives any warranty regarding the infringement of third party rights by practice of the license granted hereunder. Nevertheless, each party will promptly notify the other in the event (i) any relevant third party patents come to its notice, (ii) any warning letter or other notice of infringement is received by a party, or (iii) any action, suit or proceeding is brought against a party alleging infringement of a patent right of any third person by reason of the manufacture, use or sale of Licensed Products. The parties shall consult with each other to consider appropriate steps to respond to such claims including, without limitation, litigation, the undertaking of a license with the third person patent holder or termination of any license granted hereunder. If any warning letter or other notice of infringement is received by a party to this Agreement, or an action, suit or proceeding is brought against a party to this Agreement alleging infringement of a patent right of any third person or entity by reason of the manufacture, use or sale of Licensed Products in the Territory, the recipient party shall promptly notify the other party. The parties shall consult with each other to consider appropriate steps to respond to such claims including, without limitation, litigation, the undertaking of a license with the third person patent holder or termination of any license granted hereunder


                       [CONFIDENTIAL INFORMATION OMITTED]


                           License Agreement - Page 16
                           CONFIDENTIAL - May 9, 1996

                       [CONFIDENTIAL INFORMATION OMITTED]





                                   ARTICLE XI

                               DISPUTE RESOLUTION

         11.1 GOVERNING LAW; JURISDICTION. This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts. Both parties hereto agree to submit to personal jurisdiction in the Commonwealth of Massachusetts and to accept and agree to venue in that State.

         11.2 ARBITRATION. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle their differences amicably between themselves. Any such controversy or claim which the parties are unable to resolve shall initially be submitted for review and resolution by the Chief Executive Officers of VERTEX and BIOCHEM. Any disagreements which are not so resolved with respect to overall development strategy and the coordination and conduct of development activities will be determined by VERTEX, acting reasonably and in good faith. Failing settlement of any other controversy, any such controversy or claim shall, upon the written request of one party delivered to the other party, be submitted to and be settled by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association (the "AAA") then in effect (except as hereinafter stated), and judgment upon the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof. If arbitration is initiated by BIOCHEM, the location shall be Boston, Massachusetts. If arbitration is initiated by VERTEX, the location shall be Montreal. Notwithstanding anything to the contrary which may be contained in the rules of the AAA, the parties further agree as follows:

               (a) Each party will appoint one person approved by the AAA and otherwise independent and unAffiliated with either party to hear and determine the dispute within fifteen (l5) days after receipt of notice of arbitration from the noticing party. The two persons so chosen will select a third impartial arbitrator, and their majority decision will be final and conclusive upon the parties hereto. If either party fails to designate its arbitrator within fifteen
(l5) days after delivery of the notice provided for herein, then the arbitrator designated by the one party will act as sole arbitrator, and will be deemed to be the single, mutually approved arbitrator to resolve the controversy. In the event the


                           License Agreement - Page 17
                           CONFIDENTIAL - May 9, 1996
parties are unable to agree upon a rate of compensation for the arbitrators, they will be compensated for their services at a rate to be determined by the AAA.

               (b) The parties shall enjoy, but are not limited to, the same rights to discovery as they would enjoy under the Federal Rules of Civil Procedure for the district in which the City of Boston is located.

               (c) Each party will bear its own costs, including attorneys' fees, in the arbitration, and will split equally the cost of the arbitrators.

               (d) The arbitrators will, upon the request of either party, issue a written opinion of their findings of fact and conclusions of law and shall deliver a copy of such opinion to both parties.

               (e) Upon receipt of said written opinion, either party will have the right, within fifteen (l5) days thereof, to file with the arbitrators a motion to reconsider, and the arbitrators thereupon will reconsider the issues raised by said motion and either confirm or alter their decision, which will then be final and conclusive upon both parties hereto. The costs of such a motion for reconsideration and written opinion of the arbitrators, including attorneys' fees, will be paid by the non-prevailing party. Any motion to reconsider shall be sent to the other party at the time it is filed with the arbitrators.

         The arbitration carried out hereunder shall apply to the exclusion of regular legal means, provided that, in urgent situations in which time is of the essence, the rights of the parties to obtain proper remedies in courts of law or equity shall remain unimpaired.

                                   ARTICLE XII

                              TERM AND TERMINATION

         12.1 TERM. Unless earlier terminated in accordance with the provisions hereof, the term of this Agreement shall extend until the last to expire of the Licensed Patents, or if there is no Valid Claim under a Licensed Patent, ten
(10) years from the most recent date of First Commercial Sale of a Licensed Product in the Territory and in any event from year to year thereafter unless terminated upon one (1) year's notice in writing delivered to VERTEX by BIOCHEM..

         12.2 TERMINATION BY BIOCHEM. BIOCHEM may terminate this Agreement and its participation in the Development Program upon at least six (6) months prior written notice to VERTEX delivered at any time on or after the first anniversary of this Agreement. Upon termination, all rights granted hereunder shall terminate. BIOCHEM shall be liable for any payments which become due and payable hereunder on or before the effective date of such termination.


                           License Agreement - Page 18
                           CONFIDENTIAL - May 9, 1996

         12.3 TERMINATION BY VERTEX. VERTEX may terminate this Agreement at any time upon sixty (60) days' written notice to BIOCHEM if, within three (3) months from the date of issuance of an NOC (or successor regulatory approval mechanism) for the initial sale of Licensed Products in the Territory, neither BIOCHEM nor its Affiliates have put Licensed Products into commercial use in the Territory; provided that the three (3) month period referenced above shall be extended by the length of any period during which VERTEX shall have failed to provide supplies of VX-710, as provided for in the Supply Agreement, sufficient for commercial launch of Licensed Products in the Territory.

         12.4 TERMINATION FOR CAUSE. In addition to rights of termination which may be granted to either party under other provisions of this Agreement, either party may terminate this Agreement upon thirty (30) days' prior written notice to the other party upon the material breach by such other party of any of its obligations under this Agreement, provided that such termination shall become effective only if the breaching party shall fail to remedy or cure the breach within such thirty (30) day period. Any right to terminate arising under this
Section 12.4 shall be stayed if, during the relevant cure period, the party alleged to have been in default shall:

               (a) have initiated arbitration in accordance with Article XI,
Section 11.2 above, with respect to the alleged default; and

               (b) be diligently and in good faith cooperating in the prompt resolution of such arbitration proceedings.

         The right of either party to terminate this Agreement shall not be affected in any way by the failure by such party to take any action with respect to any prior circumstances or default which may have given rise to a right to terminate.

         12.5 EFFECT OF TERMINATION. Termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations which have accrued as of the effective date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement. Upon termination by BIOCHEM other than for cause, BIOCHEM shall provide access to and deliver to VERTEX BIOCHEM Technical Information and regulatory filings to enable VERTEX to complete its development and commercialization plans for Licensed Products in a timely manner. VERTEX's right to cross-reference the regulatory filings of BIOCHEM shall survive the termination of this Agreement. Upon termination by BIOCHEM for cause, VERTEX shall provide access to and deliver to BIOCHEM VERTEX Technical Information and regulatory filings to enable BIOCHEM to complete its development and commercialization plan for Licensed Products in a timely manner. BIOCHEM's right to cross-reference the regulatory filings of VERTEX shall survive the termination of this Agreement.


                           License Agreement - Page 19
                           CONFIDENTIAL - May 9, 1996

                                  ARTICLE XIII

                                 INDEMNIFICATION

         13.1 INDEMNIFICATION BY VERTEX. VERTEX shall indemnify, protect and hold BIOCHEM and BIOCHEM's Affiliates, directors, officers, employees, shareholders and agents harmless from and against any and all losses, damages, fines, costs, liabilities and expenses (including the reasonable fees, costs and expenses of attorneys and other professional and court costs, but excluding consequential damages for lost profits), based on any civil, criminal, statutory, regulatory or other claims of liability (referred to collectively as "Liabilities"), asserted at any time arising out of or involving a breach of VERTEX's obligations under this Agreement or misstatement by VERTEX of its representations and warranties under this Agreement (including under the Schedules hereto).

         13.2 INDEMNIFICATION BY BIOCHEM. BIOCHEM shall indemnify, protect and hold VERTEX and VERTEX's Affiliates, directors, officers, employees, shareholders and agents harmless from and against any and all losses, damages, fines, costs, liabilities and expenses (including the reasonable fees, costs and expenses of attorneys and other professional and court costs, but excluding consequential damages for lost profits), based on any civil, criminal, statutory, regulatory or other claims of liability (referred to collectively as "Liabilities"), asserted at any time arising out of or involving a breach of BIOCHEM's obligations under this Agreement or misstatement by BIOCHEM of its representations and warranties under this Agreement (including under the Schedules hereto).

         13.3 INDEMNIFICATION PROCEDURES. A party (the "indemnitee") which intends to claim indemnification under this Article XIII shall promptly notify the other party (the "indemnitor") in writing of the action, claim or liability with respect to which the claim of indemnification relates. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or liability, the defense and settlement of which shall be under the complete control of the indemnitor; provided, however, that such settlement shall not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise those rights. No such action, claim or liability shall be settled without the prior written consent of the indemnitor, and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee, its employees and agents shall cooperate fully with the indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

         13.4 EXCEPTION. No indemnification shall be made to a party to the extent any Liabilities arise out of, result from or involve (i) the breach or misstatement by such party of its representations, warranties or obligations under this Agreement or the Schedules hereto or (ii) the negligence or willful misconduct of such party.


                           License Agreement - Page 20
                           CONFIDENTIAL - May 9, 1996

         13.5 INSURANCE. BIOCHEM and VERTEX shall each have and maintain such type and amounts of liability insurance covering the manufacturing, supply, use and sale of Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and will provide the other party with a copy of its policies of insurance in that regard, as well as any amendments and revisions thereto.

         13.6 SURVIVAL. The provisions of this Article XIII shall survive the termination of this Agreement.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         14.1 REPRESENTATIONS AND WARRANTIES. VERTEX and BIOCHEM each represents and warrants to the other that:

               (a) it is free to enter into this Agreement;

               (b) its execution, delivery and performance of this Agreement do not and will not violate or conflict with any provision of law or any other agreement to which it is a party and no consents, approvals or authorizations, registration or filings are required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement, except as have been obtained or made or set forth herein;

               (c) (in respect of VERTEX only) to the best of VERTEX's knowledge, after due inquiry, there is no outstanding or potential claim or allegation that the VERTEX Patents, VX-710 or VERTEX Technical Information infringe upon any patent rights of a third person or entity, and VERTEX has no actual knowledge that the practice of any VERTEX Patents or other VERTEX Technical Information would infringe the intellectual property rights of any person or entity;

               (d) (in respect of VERTEX only) to the best of VERTEX's knowledge, after due inquiry, VERTEX has informed BIOCHEM about all information in VERTEX's possession or of which VERTEX otherwise has knowledge concerning side effects, injury, toxicity or sensitivity reactions and incidents (in each case provided same are material), associated with all uses, studies, investigations or tests involving VX-710 (animal or human) throughout the world, whether or not determined to be attributable to VX-710, which could reasonably be expected to materially and adversely affect the planned development of VX-710 in the Territory. Without limiting the generality of the foregoing, BIOCHEM acknowledges that it has been provided with access to the IND, as such term is defined in the Supply Agreement.

                           License Agreement - Page 21
                           CONFIDENTIAL - May 9, 1996

               (e) it is a corporation duly organized and validly existing under the laws of the jurisdiction first indicated above with respect to such corporation and, by virtue of such jurisdiction's laws, is in good standing as a domestic corporation of such jurisdiction;

               (f) it is qualified to do business in all jurisdictions in which such qualification is necessary in order to perform its obligations hereunder;

               (g) (in respect of VERTEX only) without limiting the generality of Subsection 14.1(b) above, VERTEX has the full right, power and authority to grant the rights granted to BIOCHEM hereunder, free and clear of any mortgage, lien, encumbrance or other third party interest of any kind (provided that the foregoing shall not be construed to entail a representation beyond that set forth in Subsection 14.1(c) above regarding infringement of the intellectual property rights of others), and except as specifically provided for herein, to the actual knowledge of VERTEX, neither VX-710, the VERTEX Patents nor the VERTEX Technical Information are subject to any contractual restrictions, covenants, licenses, or judicial or administrative orders of any kind which detract in any material respect from the value of either or which would interfere with the use thereof by BIOCHEM as contemplated in this Agreement in connection with BIOCHEM's commercial exploitation thereof; and

               (h) the execution, delivery and performance by it of this Agreement have been duly authorized by all requisite corporate action and each such document, when signed, will constitute its legal, valid and binding obligation, enforceable according to its terms and condition.

         14.2 WAIVER. No provision of the Agreement may be waived except in writing by both parties hereto. No failure or delay by either party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.

         14.3 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.

         14.4 SEVERABILITY. It is the intention of the parties to comply with all applicable laws domestic or foreign in connection with the performance of their respective obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the


                           License Agreement - Page 22
                           CONFIDENTIAL - May 9, 1996

Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

         14.5 GOVERNMENT ACTS. In the event that any act, regulation, directive, or law of a government within the Territory, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of BIOCHEM or VERTEX under this Agreement and if any party to this Agreement is adversely affected thereby, the parties shall attempt in good faith to negotiate a lawful and enforceable modification to this Agreement which substantially eliminates the adverse effect; provided that failing any agreement, in that regard, the party, if any, who is adversely affected, shall have the right, at its option, to terminate this Agreement.

         14.6 GOVERNMENT APPROVALS. BIOCHEM will use Due Diligence to seek to obtain any government approval required in the Territory to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each party will keep the other informed of progress in obtaining any such approvals.

         14.7 EXPORT CONTROLS. This Agreement is made subject to any restrictions concerning the export of materials and Technical Information from the United States which may be imposed upon or related to either party to this Agreement from time to time by the Government of the United States. Furthermore, neither party will export, directly or indirectly, any Technical Information of the other party, or any Compounds utilizing such Technical Information, to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.

         14.8 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party which, in the case of assignment to an Affiliate, shall not be unreasonably withheld or delayed; provided, however, that either party may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its pharmaceuticals business or in the event of its merger, acquisition or consolidation with another company; and provided further, that any assignment by BIOCHEM to its existing subsidiary, BIOCHEM Therapeutic Inc., shall not require the written consent of VERTEX. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.

         14.9 COUNTERPARTS. This Agreement may be executed in duplicate both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement.

                           License Agreement - Page 23
                           CONFIDENTIAL - May 9, 1996

         14.10 NO AGENCY. Notwithstanding any of the provisions of this Agreement, neither party shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one party in connection with or relating to the development, manufacture or sale of VX-710 and Licensed Products shall be undertaken, incurred or paid exclusively by that party except as specifically referenced herein, and not as an agent or representative of the other party.

         14.11 NOTICE. All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as notified by the parties for the purpose of this clause, by prepaid, registered or certified air mail which shall be deemed received by the other party on the seventh business day following deposit in the mails, or by cable, telex, facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on the next following business day:

         (a)  if to BIOCHEM, at:
              BioChem Pharma (International) Inc.
              275 Armand-Frappier Boulevard
              Laval, Quebec H7T 4A7
              CANADA
              Attention:  Michael Grey, Vice-President
              With a copy to:  Charles Tessier, Vice-President Legal
                               Affairs & Corporate  Secretary,
              BioChem Pharma Inc. (same address)

         (b)  if to VERTEX, at:
              Vertex Pharmaceuticals Incorporated
              130 Waverly Street
              Cambridge, MA 02139-4211
              Attention:  Richard H. Aldrich, Senior Vice President and
                          Chief Business Officer

         14.12 HEADINGS. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

         14.13 AUTHORITY. The undersigned represent that they are authorized to sign this Agreement on behalf of the parties hereto. The parties each represent that no provision of this Agreement will violate any other agreement that a party may have with any other person or company. Each party has relied on that representation in entering into this Agreement.


                           License Agreement - Page 24
                           CONFIDENTIAL - May 9, 1996

         14.14 COMPETITION.
               [CONFIDENTIAL INFORMATION OMITTED]

               [CONFIDENTIAL INFORMATION OMITTED]

                                   If BIOCHEM or its Affiliates or sublicensees
shall breach the foregoing provisions, then VERTEX, in addition to any other remedies it may have in law or equity, may at any time thereafter, effective upon ninety (90) days' prior written notice to BIOCHEM, terminate this Agreement and all of BIOCHEM's rights hereunder.

         14.15 ENTIRE AGREEMENT. This Agreement, including the Schedules appended hereto, contains the entire understanding of the parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective parties.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Date of signature: ___________________                    Date of signature: __________________

VERTEX PHARMACEUTICALS INCORPORATED                       BIOCHEM PHARMA (INTERNATIONAL) INC.


By: __________________________________                    By: _________________________________
Name:  Richard H. Aldrich                                 Name:  Michael Grey
Title: Senior Vice-President and Chief                    Title: Vice-President
Business Officer


                                                          By: _________________________________
                                                          Name:  FranAois Legault
                                                          Title: Treasurer



                           License Agreement - Page 25
                           CONFIDENTIAL - May 9, 1996

                                  SCHEDULE 1.23

                                 VERTEX PATENTS

Patents Covering VX-710
- -----------------------

VERTEX has filed composition of matter and method of use patents which include coverage of VX-710. 91-03 CIP (WO 92/19593) and 92-05 CIP (WO 94/07858) have been published in Europe, and they have also been filed nationally in Canada. In Canada, 92-05 CIP has serial number 2,144,962 and entered national phase March 17, 1995. Also in Canada, 91-03 CIP has serial number 2,102,180 and entered national phase November 1, 1993.







                        License Agreement - Schedule 1.23
                           CONFIDENTIAL - May 9, 1996

                                    EXHIBIT A

                            SUMMARY DEVELOPMENT PLAN



Exhibit A consists of five pages of information which the Registrant has requested confidential treatment from the Securities and Exchange Commission. The Registrant has filed Exhibit A separately in unredacted form with the Securities and Exchange Commission.



                          License Agreement - Exhibit A
                           CONFIDENTIAL - May 9, 1996

                                    EXHIBIT B

                                SUPPLY AGREEMENT




                          License Agreement - Exhibit B
                           CONFIDENTIAL - May 9, 1996

                       CANCER MULTIDRUG RESISTANCE PROGRAM

                                SUPPLY AGREEMENT



                                     between

                       VERTEX PHARMACEUTICALS INCORPORATED

                                       and

                       BIOCHEM PHARMA (INTERNATIONAL) INC.





                                   MAY 9, 1996

                                SUPPLY AGREEMENT

         This Agreement is made and entered into as of May 9th, 1996 between Vertex Pharmaceuticals Incorporated (hereinafter "VERTEX"), a Massachusetts corporation with principal offices at 130 Waverly Street, Cambridge, MA 02139-4211, USA, and BioChem Pharma (International) Inc. (hereinafter "BIOCHEM"), a Canadian corporation with its registered office located at Commerce Court West, Suite 5300, Toronto, Ontario, M5L 2B9, CANADA.

                                  INTRODUCTION

         WHEREAS, VERTEX has designed a certain chemical compound ("VX-710") which appears to inhibit cancer-related multidrug resistance ("CANCER-MDR");

         WHEREAS, BIOCHEM wishes to license, develop and commercialize novel drugs to treat CANCER-MDR ("Licensed Products") in the Territory and has been granted certain rights to VX-710 pursuant to the License Agreement of even date herewith between VERTEX and BIOCHEM; and

         WHEREAS, BIOCHEM wishes to purchase, and VERTEX is willing to supply to BIOCHEM, quantities of VX-710, in bulk form or finished form, in accordance with the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the foregoing premises, the parties agree as follows:


                           Supply Agreement -- Page 1
                           CONFIDENTIAL - May 9, 1996

                                    ARTICLE I

                                   DEFINITIONS

         1.1 "Agreement" shall mean this Supply Agreement, as amended from time to time.

         1.2 "Contract Manufacturer" shall mean any person or entity which manufactures VX-710 for VERTEX under contract.

         1.3 "Delivery Date" shall mean a date for which delivery of VX-710 to BIOCHEM by VERTEX is properly requested in a purchase order and confirmed by VERTEX.

         1.4 "Effective Date" shall mean the effective date of this Agreement as set forth on the first page hereof.

         1.5 "License Agreement" shall mean that certain License Agreement of even date herewith by and between VERTEX and BIOCHEM.

         1.6 "Manufacturing Cost" means VERTEX's manufacturing cost for VX-710, which shall include (a) to the extent VX-710 is being manufactured by a Contract Manufacturer, the cost to VERTEX as invoiced by such Manufacturer, and (b) to the extent VX-710 is being manufactured by VERTEX, VERTEX's fully-allocated manufacturing cost (including overhead allocated in accordance with VERTEX's customary accounting practice), supported by invoice where appropriate.

         1.7 "Net Sales" shall mean the gross sales (i.e., gross invoice prices) of Licensed Product billed by BIOCHEM or, in the event of a sublicense, by BIOCHEM's sublicensees, to



                           Supply Agreement -- Page 2
                           CONFIDENTIAL - May 9, 1996
third party customers, less (a) actual credited allowances to such third party customers for spoiled, damaged, outdated and returned Licensed Product and for retroactive price reductions, all as consistent with customary industry practices (b) the amounts of actual trade and cash discounts and rebates given that were not already credited to such third party customers at the time of invoice, (c) all invoiced transportation and handling charges (including transit insurance), sales taxes, excise taxes, use taxes or import/export duties and rebates (including rebates to third party payers) actually paid, and (d) other reasonable and customary allowances and adjustments actually credited to customers, whether during a specific quarter or not, provided that:

                  1.7.1 in the case of any sale or other disposal of a Licensed Product by a party hereto to an Affiliate of BIOCHEM, for resale, the Net Sales shall be calculated as above on the value charged or invoiced on the first arm's length sale to a party who is not an Affiliate;

                  1.7.2 in the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of delivery or when the Licensed Product is paid for, if paid for before delivery or invoice;

                  1.7.3 in the case of any sale or other disposal of a Licensed Product for value, otherwise than in an arm's length transaction exclusively for money, such as barter or counter-trade, Net Sales shall be calculated as above on the fair market price (if higher) in the Territory.

         1.8 "Product Approval" means final approval by the Canadian regulatory authority to market VX-710 commercially in the Territory for use in humans.


                           Supply Agreement -- Page 3
                           CONFIDENTIAL - May 9, 1996

         1.9 The following terms shall have the definitions as set forth in the Licensing Agreement:

                  Affiliate
                  CANCER-MDR
                  Compounds
                  Due Diligence
                  Field
                  First Commercial Sale
                  HPB
                  Licensed Product
                  NDS
                  NOC
                  Phase III Initiation Date
                  Territory
                  VERTEX Technical Information
                  VX-710
                  Worldwide VX-710 Program


         1.10 "Bulk Active Form" and "Standard Finished Form" shall mean, respectively, the form of VX-710 referred to as "Drug Substance" and "Drug Product" in VERTEX's Investigational New Drug Application filed with the U.S. Food and Drug Administration, as amended and updated from time to time.

                                   ARTICLE II

                                     SUPPLY

         2.1 SALE AND PURCHASE. VERTEX shall use Due Diligence to supply to BIOCHEM, its Affiliates and sublicensees such quantities of VX-710 in Bulk Active Form or VERTEX's Standard Finished Form (sometimes referred to collectively herein as "VX-710") as BIOCHEM may order in accordance herewith for
(i) use in seeking Product Approval ("Clinical Trial Material" or "CTM") and,
(ii) following receipt of Product Approval, preparing Licensed Product


                           Supply Agreement -- Page 4
                           CONFIDENTIAL - May 9, 1996
for sale in the Territory ("Commercial Material"). VX-710 in Bulk Active Form and Standard Finished Form are as described in VERTEX's Investigational New Drug Application ("IND") currently on file with the U.S. Food and Drug Administration as it may be amended and updated from time to time. BIOCHEM, its Affiliates and sublicensees shall purchase all of their respective requirements of VX-710, including both Clinical Trial Material and Commercial Material, from VERTEX, except as set forth in Section 2.7 hereof. VERTEX may from time to time contract with such third parties for the manufacture of VX-710 ("Contract Manufacturers") as VERTEX deems advisable. Notwithstanding the foregoing, if BIOCHEM's Product Approval precedes the regulatory approval of VERTEX's commercial manufacturing process for VX-710 in the United States, VERTEX shall not be obligated to supply all of BIOCHEM's requirements of VX-710, but instead, the parties shall meet to discuss the available supply of VX-710 and amounts that may be allocated to BIOCHEM prior to marketing approval for VX-710 in the United States, giving due consideration to VERTEX's supply requirements for the conduct of ongoing clinical trials.

         2.2 COMPLIANCE WITH GOOD MANUFACTURING PRACTICES. Notwithstanding the foregoing, VERTEX shall not supply, and BIOCHEM shall not be obligated to purchase from VERTEX, VX-710, unless and until VERTEX or VERTEX's Contract Manufacturer, as the case may be, shall have complied with Good Manufacturing Practices governing the manufacturing and supply of products such as VX-710. For the purpose of this Agreement, "Good Manufacturing Practices" shall mean U.S. cGMP as set forth by the United States Food and Drug Administration.


                           Supply Agreement -- Page 5
                           CONFIDENTIAL - May 9, 1996

         2.3 SUPPLY RESTRICTIONS. During the term of this Agreement, VERTEX shall not distribute, sell or otherwise provide VX-710, directly or indirectly, to any third party other than BIOCHEM for use or sale anywhere in the Territory. In addition, to the extent not inconsistent with applicable law, VERTEX will not distribute, sell or otherwise provide VX-710 to any third party as aforesaid, where VERTEX has reasonable grounds to believe that such third party will sell or cause VX-710 to be sold in the Territory.

         2.4   QUANTITY; FORECASTS.

               (a) FORECASTS. BIOCHEM shall prepare, maintain, and promptly deliver to VERTEX a twelve month rolling forecast of its quantity requirements of VX-710 during the term of this Agreement, specifying either Bulk Active Form or Standard Finished Form, and anticipated delivery dates. The forecast shall be reviewed and updated monthly and revised as necessary to reflect changes in forecasted requirements. Copies of the updated forecast, with all revisions, shall be delivered to VERTEX on a monthly basis promptly after completion. Each forecast, including any revision thereof, shall reflect a good faith attempt by BIOCHEM to estimate quantity requirements based on anticipated product demand.

               (b) PURCHASE ORDER. BIOCHEM shall provide VERTEX with irrevocable purchase orders for VX-710, specifying either Bulk Active Form or Standard Finished Form and requested delivery dates, not less than nine (9) months prior to the earliest delivery date requested in the purchase order. VERTEX shall promptly advise BIOCHEM of the anticipated delivery date of VX-710 so ordered (the "Delivery Date"). All orders for VX-710 to be purchased


                           Supply Agreement -- Page 6
                           CONFIDENTIAL - May 9, 1996
hereunder shall be placed on BIOCHEM's standard purchase order form, as amended, a copy of which is attached hereto as Schedule 2.4. In the event of any inconsistency between this Agreement and the terms of any such purchase order, the terms of this Agreement shall prevail. For greater certainty, the terms and provisions appearing in the recto side of BIOCHEM's purchase order shall not apply to any order for VX-710 placed hereunder.

         2.5 DELIVERY. All VX-710 delivered to BIOCHEM shall be F.O.B. (Per Incoterms, ICC Ed. 1990) VERTEX's plant or VERTEX's Contract Manufacturer's plant. VERTEX shall use its reasonable efforts to deliver VX-710 within five (5) days of the applicable Delivery Dates and assist BIOCHEM in arranging any desired insurance (in amounts that BIOCHEM shall determine) and transportation, via air freight unless otherwise specified in writing, to any destinations specified in writing from time to time by BIOCHEM. All customs, duties, costs, taxes, insurance premiums and other expenses relating to such transportation and delivery, shall be at BIOCHEM's expense. VERTEX shall provide customary shipping documentation in accordance with that requested in BIOCHEM's purchase order, as well as a Certificate of Analysis and such other usual and customary documentation relating to the material shipped as BIOCHEM may reasonably request in writing from time to time, for each production lot included in a shipment. VERTEX shall package VX-710 for shipment hereunder in accordance with all applicable laws in the United States and Canada. VERTEX will use Due Diligence to honor any purchase order for VX-710 received from BIOCHEM, in addition to those submitted in accordance with Section 2.4 above, which relates to additional supplies of VX-710 being purchased by BIOCHEM to replace supplies lost or damaged in shipment from VERTEX.


                           Supply Agreement -- Page 7
                           CONFIDENTIAL - May 9, 1996

         2.6   BIOCHEM'S OBLIGATIONS.  BIOCHEM shall:

               (a) ascertain and comply with all applicable laws, regulations and standards of industry or professional conduct in connection with the use, distribution or promotion of VX-710 and Licensed Products, including without limitation, those laws, regulations and standards applicable to product claims, labeling, approvals, registrations and notifications. BIOCHEM will also obtain VERTEX's prior written approval of all product claims, labels, instructions, packaging and the like, which approval will not be unreasonably withheld.

               (b) use Due Diligence, at its sole expense, to obtain and maintain any applicable approvals, registrations, notifications or the like with regard to marketing, using (for diagnostic and/or therapeutic use, as may be specified by VERTEX), selling, labeling or otherwise promoting or making claims regarding VX-710 or its uses, or reimbursement therefor, in the Territory.

         2.7 BIOCHEM CONTINUATION OF PROGRAM. If VERTEX terminates the Worldwide VX-710 Program, and BIOCHEM nonetheless elects to continue marketing and sale of Licensed Products in the Territory, VERTEX may at its option (a) continue to supply VX-710 to BIOCHEM under the terms of this Supply Agreement, which shall in such event remain in effect except that the compensation payable to VERTEX for Commercial Material hereunder shall be reduced to seventy-two (72%) percent of the amount otherwise payable; or (b) elect to terminate this Agreement. In the latter case, upon request of BIOCHEM, VERTEX shall grant to BIOCHEM a license to manufacture VX-710 for sale in the Field in the Territory and shall


                           Supply Agreement -- Page 8
                           CONFIDENTIAL - May 9, 1996
provide to BIOCHEM access to all VERTEX Technical Information necessary for manufacture of VX-710.

                                   ARTICLE III

                               PRICE AND PAYMENTS

         3.1   PAYMENT FOR CLINICAL TRIAL MATERIAL.

                       [CONFIDENTIAL INFORMATION OMITTED]



         3.2   PAYMENT FOR COMMERCIAL MATERIAL IN BULK ACTIVE FORM.

                       [CONFIDENTIAL INFORMATION OMITTED]



         3.3   PAYMENT FOR COMMERCIAL MATERIAL IN STANDARD FINISHED FORM.

                       [CONFIDENTIAL INFORMATION OMITTED]




                           Supply Agreement -- Page 9
                           CONFIDENTIAL - May 9, 1996

         3.4 PAYMENTS FOR SPECIAL FORMULATION. If BIOCHEM requests a formulation that is different from VERTEX's Standard Finished Form for Clinical Trial Material or Commercial Material, BIOCHEM will be responsible for any and all incremental expenses incurred by VERTEX in providing that formulation to BIOCHEM, in addition to the payments required pursuant to Sections 3.1 and 3.3 above.

         3.5 METHOD OF PAYMENT. All payments due to VERTEX hereunder shall be made in United States dollars, by wire or check, and shall be payable as follows:

                       [CONFIDENTIAL INFORMATION OMITTED]


                    Translation of currency from Canadian to United States dollars for purpose of payments hereof shall be calculated using the simple average of the exchange rates published by the Bank of Canada on each day of the month during which the purchase order is first sent to VERTEX. Any payment which falls due on a date which is a legal holiday in the Commonwealth of Massachusetts or in the Territory may be made on the next succeeding day which is not a legal holiday in the Commonwealth or in the Territory, as the case may be. All payments hereunder are net of any and all taxes, charges, duties and assessments, including but not limited to any and all income tax withholding requirements. BIOCHEM shall be responsible for all payments, including late payments, that are due to VERTEX but have not been paid by BIOCHEM's sublicensees within the period specified in this Agreement.



                           Supply Agreement -- Page 10
                           CONFIDENTIAL - May 9, 1996

         3.6   CREDITS.

                       [CONFIDENTIAL INFORMATION OMITTED]


         3.7 INTEREST. Interest shall be payable at the rate of one (1%) percent per month on unpaid balances due hereunder, assessed from the thirty-first day after the date of invoice, without any special notice.

         3.8 REPORTS. For each calendar quarter following the First Commercial Sale of a Licensed Product in the Territory, BIOCHEM shall furnish or cause to be furnished to VERTEX a written report showing (i) the volume of Net Sales of all Licensed Products in the Territory during such quarter by BIOCHEM and each Affiliate and sublicensee; and (ii) the weighted average Net Sales price of VX-710 or Licensed Product sold during each quarter, calculated as set forth on
Schedule 3.2 hereof, with supporting documentation. BIOCHEM shall keep accurate records in sufficient detail to enable the information referenced above to be determined and to be verified by VERTEX.

         3.9   RIGHT TO AUDIT

               (a) VERTEX. VERTEX shall have the right, at its own expense, for any period during which VX-710 is purchased by BIOCHEM hereunder and for one (1) year thereafter, to have an independent public accountant, reasonably acceptable to BIOCHEM, examine the relevant financial books and records of account of BIOCHEM during normal


                           Supply Agreement -- Page 11
                           CONFIDENTIAL - May 9, 1996
business hours, upon reasonable notice, to determine or verify Net Sales and specified weighted average Net Sales prices of VX-710 sold in the Territory during such period. If errors of five (5%) percent or more in VERTEX's favor are discovered as a result of such examination, BIOCHEM shall reimburse VERTEX for the reasonable expense of such examination and pay the deficiency immediately. As a condition to such examination, the independent public accountant selected by VERTEX shall execute a written agreement, reasonably satisfactory in form and substance to BIOCHEM, to maintain in confidence all information obtained during the course of any such examination except for disclosure to VERTEX as necessary for the above purpose.

               (b) BIOCHEM. BIOCHEM shall have the right, at its own expense, for any period during which VX-710 is purchased by BIOCHEM hereunder and for one
(1) year thereafter, to have an independent public accountant, reasonably acceptable to VERTEX, examine the relevant financial books and records of account of VERTEX during normal business hours, upon reasonable notice, to determine or verify any Manufacturing Cost charged to BIOCHEM on account of VX-710 purchased hereunder. If errors of five (5%) percent or more in BIOCHEM's favor are discovered as a result of such examination, VERTEX shall reimburse BIOCHEM for the reasonable expense of such examination and pay the deficiency immediately. As a condition to such examination, the independent public accountant selected by BIOCHEM shall execute a written agreement, reasonably satisfactory in form and substance to VERTEX, to maintain in confidence all information obtained during the course of any such examination except for disclosure to BIOCHEM as necessary for the above purpose.


                           Supply Agreement -- Page 12
                           CONFIDENTIAL - May 9, 1996

                                   ARTICLE IV

                    SPECIFICATIONS; QUALITY CONTROL; RECORDS

         4.1 SPECIFICATIONS. All VX-710 supplied by VERTEX to BIOCHEM hereunder shall be manufactured and stored by or on behalf of VERTEX in compliance with all applicable laws and requirements of the regulatory authorities in the jurisdiction in which VERTEX is situated, and in accordance with the procedures, requirements, standards and other specifications set forth in the IND currently on file with the U.S. Food and Drug Administration, as the IND in respect of these procedures, requirements, standards and specifications may be amended and updated from time to time (collectively, the "Specifications"). As the manufacturing processes and scale-up are finalized, it is likely that the Specifications will be modified, and such modifications will be appropriately reflected in the IND. Without limiting the generality of the foregoing, VERTEX shall use reasonable effort to obtain and maintain all licenses, permits and registrations necessary to manufacture and supply VX-710 hereunder.

         4.2 AMENDMENTS TO SPECIFICATIONS. VERTEX will notify BIOCHEM immediately in the event that it amends the Specifications, providing advance notice of any such amendment to the extent practicable, to BIOCHEM and will use Due Diligence in assisting BIOCHEM in satisfying the requirements of HPB and the Canadian regulatory authorities relating to manufacture and supply of VX-710.

         4.3 QUALITY CONTROL. VERTEX shall be responsible for performing all customary quality control tests and assays on materials used in preparing VX-710 and packaging it for


                           Supply Agreement -- Page 13
                           CONFIDENTIAL - May 9, 1996
shipment, in a manner consistent with the Specifications and quality control procedures as referenced in the IND.

         4.4 SITE RECORDS. VERTEX shall make available to BIOCHEM all records pertaining to complaint investigations and inspections by regulatory authorities relating to any site where VX-710 is manufactured or packaged for shipment, including a record of any actions taken by or on behalf of VERTEX in response to such investigations and inspections.

         4.5 COMPLAINTS. VERTEX agrees to promptly (i.e. within one (1) business day) inform BIOCHEM of any complaints or inquiries that raise potentially serious quality, health or safety concerns regarding VX-710. Each party will fully cooperate with the other in any decision to recall, retrieve or replace any VX-710 or Licensed Product.

         4.6 MANUFACTURING AND SALES RECORDS. Each party shall keep complete and accurate records pertaining to (a) the manufacture and supply of VX-710 (in the case of VERTEX), including batch records and file samples, and (b) the sale of such Licensed Product (in the case of BIOCHEM), for at least five (5) years, or for such longer period if and as required by law and shall in any event retain such records as may be necessary to adequately administer any recall of VX-710 or a Licensed Product. Each party shall make such records available to the other party, for such lawful purpose as the other party may reasonably request in writing.


                           Supply Agreement -- Page 14
                           CONFIDENTIAL - May 9, 1996

                                    ARTICLE V

                                  NONCONFORMITY

         5.1 NONCONFORMITY. BIOCHEM shall be deemed to have accepted delivery of VX-710 in good order and condition, unless BIOCHEM has notified VERTEX in writing of any short delivery or nonconformity with the Specifications (as defined above) in respect of a shipment of VX-710 within fifteen (15) days following receipt of same. Notwithstanding the foregoing, in the case of any nonconformity which is not readily apparent or discoverable upon reasonable inspection within such fifteen (15) day period, any claim of nonconformity with respect thereto shall not be deemed waived and delivery of the VX-710 shall not be deemed to have been accepted if BIOCHEM notifies VERTEX within forty-eight
(48) hours following the date on which BIOCHEM learns of such nonconformity.

         5.2 NONCONFORMITY REPORT. Any claim of nonconformity hereunder shall be accompanied by a report of analysis of the allegedly nonconforming VX-710 prepared by or on behalf of BIOCHEM. If, after analyzing a sample of such VX-710, VERTEX confirms BIOCHEM's claim of nonconformity, VERTEX shall, at BIOCHEM's election, replace the nonconforming VX-710 with conforming VX-710 at VERTEX's expense or refund the entire purchase price therefore to BIOCHEM. Pursuant to written directions from VERTEX, BIOCHEM shall either return the nonconforming VX-710 to VERTEX, or destroy same, in each case, at VERTEX's expense. If VERTEX's analysis does not confirm BIOCHEM's claim of nonconformity, the parties shall commence good faith discussions with a view to resolving the issue. In the event the issue cannot be resolved within thirty (30) days following the start of such discussions, a sample of the VX-710 in dispute shall be submitted to an independent laboratory,


                           Supply Agreement -- Page 15
                           CONFIDENTIAL - May 9, 1996
mutually accepted by the parties, for testing. The results of such testing shall be binding upon the parties. The party whose position with respect to conformity or non-conformity of the VX-710 in question is not confirmed by the independent laboratory shall bear all costs relating to such testing.

         5.3 SURVIVAL OF INDEMNIFICATION AND WARRANTY. Notwithstanding anything to the contrary contained in this Article V, VERTEX's warranties and indemnification obligations hereunder shall survive the failure by BIOCHEM to reject any VX-710.

                                   ARTICLE VI

                              TERM AND TERMINATION

         6.1 TERM. Unless earlier terminated pursuant to this Article VI, this Agreement shall extend for the period during which the License Agreement shall be in effect.

         6.2 TERMINATION BY DEFAULT. If either party materially defaults in the performance of any material agreement, condition or covenant of this Agreement, and such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the other party's reasonable satisfaction, within sixty (60) days (or 15 days in the case of non-payment) after receipt by the defaulting party of a notice thereof from the other party, the party not in default may terminate this Agreement. Any right to terminate arising under this
Section 6.2 shall be stayed if, during the relevant cure period, the party alleged to have been in default shall:

               (i) have initiated arbitration in accordance with Section 8.8 below, with respect to the alleged default; and



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                           CONFIDENTIAL - May 9, 1996

               (ii) be diligently and in good faith cooperating in the prompt resolution of such arbitration proceedings.


The right of either party to terminate this Agreement shall not be affected in any way by the failure of such party to take any action with respect to any prior circumstance or default which may have given rise to a right to terminate.

         6.3   TERMINATION.

               Termination of this Agreement for any reason, or expiration of this Agreement, will not affect (i) obligations which have accrued as of the effective date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement.

                                   ARTICLE VII

                          WARRANTY AND INDEMNIFICATION

         7.1 WARRANTY AND INDEMNIFICATION. VERTEX warrants that manufacture of VX-710 sold to BIOCHEM will be accomplished in accordance with the Specifications. VERTEX will indemnify BIOCHEM against any damages caused by the failure of products supplied by VERTEX to meet the Specifications.

         EXCEPT FOR THE FOREGOING WARRANTY, VERTEX DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY LICENSED PRODUCT OR THE PERFORMANCE OR NON-INFRINGEMENT THEREOF, DOES NOT MAKE ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT


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



TO LICENSED PRODUCTS OR THE SPECIFICATIONS THEREOF, AND MAKES NO WARRANTY TO BIOCHEM'S CUSTOMERS OR AGENTS. VERTEX HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

         8.1 WAIVER. No provision of the Agreement may be waived except in writing by both parties hereto. No failure or delay by either party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.

         8.2 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.

         8.3 RELATIONSHIPS OF THE PARTIES. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute VERTEX and BIOCHEM as partners, agents or joint venturers with respect to this


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



Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. All contracts, expenses and liabilities undertaken or incurred by one party in connection with or relating to the development, manufacture, marketing or sale of Licensed Products shall be undertaken, incurred or paid exclusively by that party, and not as an agent or representative of the other party.

         8.4 SEVERABILITY. It is the intention of the parties to comply with all applicable laws domestic or foreign in connection with the performance of its obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

         8.5 GOVERNMENT ACTS. In the event that any act, regulation, directive, or law of a government within the Territory, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of BIOCHEM or VERTEX under this Agreement and if any party to this Agreement is adversely affected thereby, the parties shall attempt in good faith to negotiate a lawful and enforceable modification to this Agreement which substantially eliminates the adverse effect; provided that failing any agreement, in that regard, the party, if any, who is adversely affected, shall have the right, at its option, to suspend or terminate this Agreement.



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



         8.6 GOVERNMENT APPROVALS. BIOCHEM will diligently seek to obtain any government approval required in the Territory to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each party will keep the other informed of progress in obtaining any such approvals.

         8.7 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party which, in the case of assignment to an Affiliate, shall not be unreasonably withheld or delayed; provided, however, that either party may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its pharmaceuticals business or in the event of its merger or consolidation with another company; and provided further, that any assignment by BIOCHEM to its existing subsidiary BioChem Therapeutic Inc. shall not require the written consent of VERTEX. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.

         8.8 DISPUTE RESOLUTION. Disputes arising out of or relating to any provision of this Agreement or the breach thereof, which the parties hereto are unable to resolve, shall be submitted to and be settled in accordance with the provisions of Article XI of the License Agreement.


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


         8.9 COUNTERPARTS. This Agreement may be executed in duplicate both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement.

         8.10 NOTICE. All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as notified by the parties for the purpose of this clause, by prepaid, registered or certified air mail which shall be deemed received by the other party on the seventh business day following deposit in the mails, or by cable, telex, facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on the next following business day:


          if to BIOCHEM, at:

               BioChem Pharma (International) Inc.
               275 Armand-Frappier Boulevard
               Laval, QuEbec H7V 4A7
               CANADA
               Attention: Michael Grey, Vice-President

               With a copy to: Charles Tessier, Vice-President Legal Affairs and Corporate Secretary, BioChem Pharma Inc. (same address)

          if to VERTEX, at:

               Vertex Pharmaceuticals Incorporated
               130 Waverly Street
               Cambridge, MA 02139-4211
               USA
               Attention: Richard H. Aldrich, Senior Vice-President and Chief Business Officer


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


         8.11 HEADINGS. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

         8.12 AUTHORITY. The undersigned represent that they are authorized to sign this Agreement on behalf of the parties hereto. The parties each represent that no provision of this Agreement will violate any other agreement that a party may have with any other person or company. Each party has relied on that representation in entering into this Agreement.

         8.13 ENTIRE AGREEMENT. This Agreement, including the Schedules appended hereto, contains the entire understanding of the parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.



Date of signature: __________________      Date of signature: _________________


VERTEX PHARMACEUTICALS                     BIOCHEM PHARMA (INTERNATIONAL)
INCORPORATED                               INC.


                                           By: ________________________________
By: _________________________________      Name:  Michael Grey
Name:  Richard H. Aldrich                  Title: Vice-President
Title: Senior Vice-President and
Chief Business Officer

                                           By: ________________________________
                                           Name:  Francois Legault
                                           Title: Treasurer




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



                                                                  SCHEDULE 2.4

- ------------------------------------------------------------------------------------------------------------------------------
                                                     PURCHASE ORDER FORM
                                                     ----------------------------------------     ---------------------------------
                        BON DE COMMANDE               DOIT FIGURER SUR TOUS LES DOCUMENTS
                        PURCHASE ORDER                     RELATIFS A CETTE COMMANDE              __________________
BIOCHEM PHARMA                                            MUST APPEAR ON ALL DOCUMENTS            No.  demande
    BIOCHEM THRAPEUTIQUE                                    PERTAINING TO THIS ORDER              Req. No.
                                                     ----------------------------------------     ---------------------------------
FACTURER A / INVOICE TO:
                                                     ----------------------------------------     ---------------------------------
BIOCHEM THERAPEUTIQUE INC.                           Livrer a /Ship to:                           Attention:
UNE FILIALE DE / A SUBSIDIARY OF BIOCHEM PHARMA INC.       BioChem Therapeutic Inc.               ---------------------------------
275, Boul. Armand-Frappier                                 275, Boul. Armand-Frappier             Service / Dept:
Laval (Quebec) H7V 4A7                                     Laval (Quebec) H7V 4A7                 ---------------------------------
Telephone / Tel: (514) 667-4910                            Telephone / Tel: (514) 667-4910        Commande le / Ordered on:
Telecopier / Fax: (514) 978-7767                           Telecopier / Fax: (514) 978-7767       ---------------------------------
                                                                                                  Date de livraison:
                                                                                                  Delivery date:
- -----------------------------------------------------------------------------------------------------------------------------------
Fournisseur / Supplier:                              Contact:                                     Regiements / Terms:
                                                     ----------------------------------------     ---------------------------------
                                                     Telephone / Phone:                           F.A.B. / F.O.B.
                                                     ----------------------------------------     ---------------------------------
                                                     Telecopieur / Fax:                           Garantile / Warranty:
- ------------------------------------------------------------------------------------------------------------------------------------
Quantite  Unite                                                               Prix unitaire  Sous-total
Quantity   Unit  Code d'article et description / Part number and description    Unit price    Sub-total  T.P.S./G.S.T. T.V.Q./Q.S.T.
- ------------------------------------------------------------------------------------------------------------------------------------






- ------------------------------------------------------------------------------------------------------------------------------------
   Code comptable                                                            TOTAL DE CETTE COMMANDE
   Accounting code   Demandeur / Requisilionner    Autorisation / Approval   TOTAL OF THIS ORDER
- ------------------------------------------------------------------------------------------------------------------------------------



                        Supply Agreement - Schedule 2.4
                           CONFIDENTIAL - May 9, 1996


- -------------------------------------------------------------------------   Cei achat est aulet aux tarmes et conditions
                                                                            apparalssant a lendos.
- -------------------------------------------------------------------------
Finance:                                           Approvisionement:        This purchase is made subject to the terms and
                                                   Purchasing:              conditions shown on the back hereof.
- ----------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION DES COPIES  -BLANC: Fournisseur       -JAUNE: Complabilite     -VERT: Acheteur   -ROSE: Inventaire
COPIES DISTRIBUTION      -WHITE: Supplier          YELLOW: Accounting       -GREEN: Buyer     -PINK:: Inventory



                        Supply Agreement - Schedule 2.4
                           CONFIDENTIAL - May 9, 1996

                                  SCHEDULE 3.2

- --------------------------------------------------------------------------------

                           COMPUTATION OF SALES PRICE




                       [CONFIDENTIAL INFORMATION OMITTED]